Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of LandAmerica Financial Group, Inc. for the registration of an indeterminate number of Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Units of LandAmerica Financial Group, Inc. with an aggregate offering price not to exceed $400,000,000 and to the incorporation by reference therein of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc., LandAmerica Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Richmond, Virginia

April 1, 2005